Exhibit 10.1

MOSYS, INC.

10% SENIOR SECURED CONVERTIBLE NOTE
PURCHASE AGREEMENT

i

	5.10	Compliance with Other Instruments; Laws	20

	5.11	Changes	20

	5.12	Litigation, Etc.	21

	5.13	Employees	21

	5.14	Intellectual Property	22

	5.15	Permits	22

	5.16	Governmental Consent, Etc.	22

	5.17	Offering	22

	5.18	Brokers or Finders; Other Offers	22

	5.19	Tax Returns and Payments	23

	5.20	Environmental Matters	23

6.	REPRESENTATIONS AND WARRANTIES OF THE PURCHASERS		23

	6.1	Investment Experience	23

	6.2	Purchase Non-reliance	23

	6.3	Investment Legend	23

	6.4	No Public Market	24

	6.5	Authorization	24

	6.6	Brokers or Finders	24

	6.7	Tax Liability	24

7.	COVENANTS		24

	7.1	Payment of Notes	24

	7.2	SEC Reports	25

	7.3	Further Instruments and Acts	25

8.	NEGATIVE COVENANTS		25

	8.1	Additional Debt	25

	8.2	Common Stock Ownership Limitation	25

9.	DEFAULT AND REMEDIES		25

	9.1	Events of a Default	25

	9.2	Acceleration	27

	9.3	Other Remedies	27

	9.4	Waiver of Defaults and Events of Default	27

	9.5	Limitations on Suits	28

	9.6	Rights of Holders to Receive Payment and to Convert	28

ii

10.	CONDITIONS TO CLOSING		28

	10.1	Conditions to Closing of the Purchasers	28

	10.2	Conditions to Closing of the Company	29

11.	APPOINTMENT OF PURCHASERS’ AGENT		29

	11.1	Appointment Joint Action	29

	11.2	Duties	29

	11.3	Reliance by Purchasers’ Agent	29

	11.4	Indemnification	30

	11.5	Resignation or Removal of Purchasers’ Agent	30

12.	MISCELLANEOUS		30

	12.1	Governing Law	30

	12.2	Survival	30

	12.3	Successors and Assigns	30

	12.4	Entire Agreement; Amendment	31

	12.5	Notices, Etc	31

	12.6	Delay or Omissions	31

	12.7	Severability	32

	12.8	Attorneys’ Fees	32

	12.9	Counterparts	32

	12.10	Confidentiality	32

iii

MOSYS, INC.

10% SENIOR SECURED CONVERTIBLE NOTE

PURCHASE AGREEMENT

THIS SENIOR SECURED CONVERTIBLE NOTE PURCHASE AGREEMENT (this “Agreement”) is made as of March 14, 2016 (the “Effective Date”) by and among MoSys, Inc., a Delaware corporation (the “Company”), each purchaser of a 10% Senior Secured Convertible Note Due August 15, 2018 (as defined below) identified in Part 3 of Exhibit A hereto (each a “Purchaser” and collectively referred to as the “Purchasers”), and Ingalls & Snyder LLC, an agent for the Purchasers.  Capitalized terms not otherwise defined in this Agreement shall have the meanings ascribed to them in Section 1 below.

RECITALS

A.                                    The Company and each Purchaser wish to consummate a loan transaction in an aggregate amount of $7,500,000 through the issuance to the Purchasers of certain 10% Senior Secured Convertible Notes Due August 15, 2018 in the form of Exhibit B hereto (the “Notes”).

B.                                    Pursuant to a Security Agreement substantially in the form of Exhibit C being entered into concurrently herewith, the Notes shall be secured by all of the assets of the Company (“Purchasers’ Security Interest”).

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1.                                      DEFINITIONS.  Capitalized terms not otherwise defined in this Agreement shall have the following definitions:

1.1                               “Affiliate” means, with respect to any specified person, any other person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified person.  For the purposes of this definition, “control,” when used with respect to any person, means the power to direct the management and policies of such person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

1.2                               “Applicable Conversion Price” means at the time any determination thereof is to be made, $0.90 as adjusted pursuant to Section 4.6, rounded down to the nearest 1/100 of a share.

1.4                               “Business Day” means each day that is not a Saturday, Sunday or a public holiday.

1.5                               “Capital Stock” means (a) in the case of a corporation, corporate stock, (b) in the case of an association or business entity, shares, interests, participations, rights or other equivalents (however designated) of corporate stock, (c) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited) and (d) any other interest or participation that confers on a person the right to receive a share of the profits and losses of, or distribution of the assets of, the issuing person.

1.6                               “Closing Sale Price” of the Common Stock on any date means the last reported sales price per share or, in case no such reported sale takes place on such date, the average of the reported closing bid and ask prices, in either case on the applicable tier of the Nasdaq Stock Market, or, if the Common Stock is not listed on the Nasdaq Stock Market, the last reported closing price per share on the principal national or regional securities exchange on which the Common Stock is then listed, or, if the Common Stock is not listed on any national or regional securities exchange, the last reported closing price per share on any established automated over-the-counter trading market in the United States on which the Common Stock is then traded.  If no such prices are available, the board of directors of the Company shall make a good faith determination of the Closing Sale Price.

1.7                               “Common Stock” means the common stock of the Company, $0.01 par value per share, as it exists on the date of this Agreement, and any shares of any class or classes of capital stock of the Company resulting from any reclassification or reclassifications thereof and which have no preference in respect of dividends or of amounts payable in the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company and which are not subject to redemption by the Company; provided, however, that if at any time there shall be more than one such resulting class, the shares of each such class then so issuable on conversion of Notes shall be substantially in the proportion which the total number of shares of such class resulting from all such reclassifications bears to the total number of shares of all such classes resulting from all such reclassifications.

1.8                               “Company” means the party named as such in the first paragraph of this Agreement until a successor replaces it pursuant to the applicable provisions of this Agreement, and thereafter “Company” shall mean such successor Company.

1.9                               “Continuing Director” means, as of any date of determination, any member of the board of directors who (a) was a member of the board of directors of the Company on the date of this Agreement or (b) becomes a member of the board of directors subsequent to the date of this Agreement and was appointed, nominated for election or elected to the board of directors with the approval of a majority of the Continuing Directors who were members of the board of directors at the time of such appointment, nomination or election.

1.10                        “Exchange Act” means the Securities and Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder, as in effect from time to time.

1.11                        “Fundamental Change” means the occurrence of any of the following at a time after the Notes are originally issued:

(a)                              any Person acquires beneficial ownership, directly or indirectly, through a purchase, merger or other acquisition transaction or series of transactions, of shares of the Company’s Capital Stock entitling the Person to exercise 40% or more of the total voting power of all shares of the Company’s Capital Stock entitled to vote generally in elections of directors, other than an acquisition by the Company, any of its Subsidiaries or any of its employee benefit plans; or

(b)                                 the Company merges or consolidates with or into any other Person (other than a Subsidiary of the Company), another Person merges with or into the Company or the Company conveys, sells, transfers or leases in one or more transactions all or substantially all of its assets to another Person, other than any transaction:

(i)             that does not result in a reclassification, conversion, exchange or cancellation of any outstanding Common Stock; or

(ii)            pursuant to which the holders of Common Stock immediately prior to the transaction have the entitlement to exercise, directly or indirectly, more than 50% or more of the total voting power of all shares of the Capital Stock entitled to vote generally in the election of directors of the continuing or surviving corporation immediately after the transaction; or

(iii)           that is effected solely to change the Company’s jurisdiction of incorporation and results in a reclassification, conversion or exchange of outstanding shares of Common Stock solely into shares of common stock of the surviving entity; or

(c)                                  the Continuing Directors cease to constitute a majority of the board of directors of the Company (or, if applicable, the board of directors of a successor Person to the Company) within a 12-month period, disregarding for this purpose any director who voluntarily resigns as a director or dies while serving as a director.

For purposes of this definition, whether a Person is a “beneficial owner” will be determined in accordance with Rule 13d-3 under the Exchange Act and “Person” includes any syndicate or group that would be deemed to be a “person” under Section 13(d)(3) of the Exchange Act.

1.12                        “Fundamental Change Repurchase Date” means the date specified as such in the Fundamental Change Repurchase Right Notice delivered to Holders pursuant to Section 3.1(b).

1.13                        “GAAP” means generally accepted accounting principles in the United States of America as in effect as of the date of this Agreement.

1.14                        “Holder” means the Person in whose name a Note is registered on the Company’s books.

1.15                        “Indebtedness” means, with respect to any Person, without duplication, (a) all indebtedness, Obligations and other liabilities (contingent or otherwise) of such Person for borrowed money (including Obligations of such Person in respect of overdrafts, foreign exchange contracts, currency exchange agreements, interest rate protection agreements, and any loans or advances from banks, whether or not evidenced by notes or similar instruments) or evidenced by credit or loan agreements, bonds, debentures, notes or other written Obligations (whether or not the recourse of the lender is to the whole of the assets of such Person or to only a portion thereof) (other than any accounts payable or other accrued current liability or obligation incurred in the ordinary course of business in connection with the obtaining of materials or services), (b) all reimbursement Obligations and other liabilities (contingent or otherwise) of such Person with respect to letters of credit, bank guarantees or bankers’ acceptances, (c) all Obligations and liabilities (contingent or otherwise) of such Person in respect of leases of such Person required, in conformity with GAAP, to be accounted for as capitalized lease Obligations on the balance sheet of such Person, (d) all Obligations of such Person evidenced by a note or similar instrument given in connection with the acquisition of any business, properties or assets of any kinds, (e) all Obligations of such Person issued or assumed as the deferred purchase price of property or services (excluding trade accounts payable and accrued liabilities arising in the ordinary course of business), (f) all Obligations and other liabilities (contingent or otherwise) of such Person under any lease or related document (including a purchase agreement) in connection with the lease of real property or improvements (or any personal property included as part of any such lease) that provides that such Person is contractually, obligated to purchase or cause a third party to purchase the leased property and thereby guarantee a minimum residual value of the leased property to the lessor and the Obligations of such Person under such lease or related document to purchase or to cause a third party to purchase such leased property (whether or not such lease transaction is characterized as an operating lease or a capitalized lease in accordance with GAAP), (g) all Obligations (contingent or otherwise) of such Person with respect to any interest rate, currency or other swap, cap, floor or collar agreement, hedge agreement, forward contract, or other similar instrument or agreement or foreign currency hedge, exchange, purchase or similar instrument or agreement, (h) all direct or indirect guarantees, agreements to be jointly liable or similar agreements by such Person in respect of, and Obligations or liabilities (contingent or otherwise) of such Person to purchase or otherwise acquire or otherwise assure a creditor against loss in respect of, indebtedness, Obligations or liabilities of another Person of the kind described in clauses (a) through (g), and (i) any and all deferrals, renewals, extensions, restatements, replacements, refinancings and refundings of, or amendments, modifications, or supplements to, or any indebtedness, or obligation issued in exchange for, any indebtedness, obligation or liability of the kind described in clauses (a) through (h).

1.16                        “Conversion Rate” means one share of Common Stock per the Applicable Conversion Price amount of principal, or the number of shares equal to the amount of the Note being converted pursuant to Section 4.1 divided by the Applicable Conversion Price.

1.17                        “Lien” means any lien (statutory or other), mortgage, pledge, hypothecation, assignment, deposit arrangement, security interest, charge, claim or other encumbrance of any kind (including any conditional sale or other title retention agreement, any lease in the nature thereof, and any agreement to give any security interest) and any agreement to give or refrain from giving a lien, mortgage, pledge, hypothecation, assignment, deposit arrangement, security interest, charge, claim or other encumbrance of any kind.

1.18                        “Loan Documents” means the Purchase Agreement, the Notes, the Security Agreement, all financing statements and instruments of perfection filed pursuant to the Security Agreement, and such other documents and instruments as are signed and delivered by Purchasers or the Company for the transactions contemplated by this Agreement.

1.19                        “Majority-in-Interest of the Notes” means the Holders of Notes representing more than 50% of the total amount of Note principal outstanding.

1.20                        “Maturity Date” means August 15, 2018.

1.21                        “Obligations” means any principal, interest, penalties, fees, indemnifications, reimbursements, attorneys’ fees and expenses, damages and other liabilities payable under the documentation governing any Indebtedness.

1.22                        “Permitted Liens” means: (i) Liens imposed by law, such as carriers’, warehousemen’s, materialmen’s and mechanics’ liens, or Liens arising out of judgments or awards against the Company which the Company do not constitute an Event of Default, (ii) Liens for taxes not yet subject to penalties for non-payment and Liens for taxes the payment of which is being contested in good faith and by appropriate proceedings and for which, to the extent required by GAAP, proper and adequate book reserves relating thereto are established by the Company, (iii) Liens (A) upon or in any equipment acquired or held by the Company to secure the purchase price of such equipment or indebtedness incurred solely for the purpose of financing the acquisition of such equipment, or (B) existing on such equipment at the time of its acquisition, provided that the Lien is confined solely to the property so acquired and improvements thereon, and the proceeds of such equipment and other equipment financed by the holder of such Lien; (iv) Liens consisting of leases or subleases and licenses and sublicenses granted to others in the ordinary course of either the Company’s business not interfering in any material respect with the business of the Company and any interest or title of a lessor or licensor under any lease or license, as applicable; (v) Liens incurred or deposits made in the ordinary course of either the Company’s business in connection with worker’s compensation, unemployment insurance, social security and other like laws; (vi) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods; (viii) Liens to which the Purchasers have each expressly consented in writing; (ix) the Senior Lender security interests; and (x) Liens in favor of the Purchasers.

1.23                        “Person” or “person” means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

1.24                        “Purchasers’ Agent” means Ingalls & Snyder LLC and any of its successors as agent for the Purchasers as appointed from time to time in accordance with this Agreement.

1.25                        “SEC” means the Securities and Exchange Commission.

1.26                        “Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder, as in effect from time to time.

1.27                        “Security Agreement” means the Security Agreement dated as of the date of this Agreement by and among the Company, the Purchasers’ Agent, and the several Purchasers.

1.28                        “Shares” means shares of the Company’s Common Stock issuable upon conversion of the Notes pursuant to Section 4.1.

1.29                        “Subsidiaries” means MoSys International, Inc., MoSys India Pvt. Ltd., and MoSys Iowa, Inc.

1.30                        “Trading Day” means a day during which trading in securities generally occurs on the Nasdaq Stock Market or, if the Common Stock is not listed on any tier of the Nasdaq Stock Market, on the principal national or regional securities exchange on which the Common Stock is then listed or, if the Common Stock is not listed on a national or regional securities exchange, on the automated over-the-counter trading market in the United States on which the Common Stock is then traded (provided that no day on which trading of the Common Stock is suspended shall count as a Trading Day).

2.                                      PURCHASE AND SALE OF NOTES

2.1                   Note Issuance.  Subject to the terms and conditions of this Agreement, in return for the Purchase Price provided by each Purchaser, the Company shall sell and issue to such Purchaser one or more Notes.  Each Note shall have a principal balance equal to the Purchase Price paid by such Purchaser for the Note, as set forth in the Schedule of Purchasers.

2.2                   Closing Date.  The purchase and sale of the Notes shall take place at the offices of Ingalls & Snyder LLC, 61 Broadway, New York, New York at 11:00 a.m.  New York time on March    , 2016 or such other place, date and time as the Company and the Purchasers’ Agent shall agree, not more than three Business Days after the Effective Date (the “Purchase Agreement Closing Date”).  Each Purchaser shall deliver to the Company the Purchase Price together with an executed counterpart of this Agreement, the Security Agreement and such tax and other forms as the Company must obtain, and the Company shall deliver to each Purchaser one or more executed Notes together with fully executed copies of all Loan Documents;

2.3                   Separate Agreements.  The Company’s agreements with each of the Purchasers are separate agreements and the sales of the Notes are separate transactions.

2.4                   Security Interest.  The indebtedness represented by the Notes shall be secured by all of the assets of the Company in accordance with the terms and conditions of the Security Agreement.

2.5                   Eligibility.  Each Purchaser must be an “accredited” investor as such term is defined in Rule 501 of Regulation D promulgated by the U.S. Notes and Exchange Commission.

2.6                   Transfer and Exchange.

(a)                                 Subject to compliance with any applicable additional requirements contained in Section 3 or Section 4, when a Note is presented to the Company with a request to register a transfer thereof or to exchange such Note for an equal principal amount of Notes of other authorized denominations, the Company shall register the transfer or make the exchange as requested; provided, however, that every Note presented or surrendered for registration of transfer or exchange shall be duly endorsed or accompanied by an assignment form and, if applicable, a transfer certificate each in the form included in the Note, and in form satisfactory to the Company duly executed by the Holder thereof or its attorney duly authorized in writing, with a Medallion signature guarantee.  Any exchange or registration of transfer shall be without charge, except that the Company may require payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in relation thereto.

(b)                                 The Company shall not be required to exchange or register a transfer of (i) any Notes repurchased and any Notes or portions thereof in respect of which a notice pursuant to Section 3.1(c), or Section 4.2 hereof has been delivered and not withdrawn by the Holder thereof (except, in the case of the purchase of a Note in part, the portion thereof not to be purchased).

(c)                                  All Notes issued upon any transfer or exchange of Notes shall be valid Obligations of the Company, evidencing the same debt and entitled to the same benefits under this Agreement, as the Notes surrendered upon such transfer or exchange.

(d)                                 Each Holder agrees severally to indemnify the Company against any liability that may result from the registration of transfer, exchange or assignment of such Holder’s Note in violation of any provision of this Agreement and/or applicable United States federal or state securities law, but only to the extent of the damages caused to the Company by such Holder’s violation.  The Holder will not be liable for breaches by any other Holder pursuant to this provision.

2.7                               Replacement Notes.

(a)                                 If any mutilated Note is surrendered to the Company, and there is delivered to the Company such security or indemnity as will be required by the Company to save it harmless, then, in the absence of notice to the Company that such Note has been acquired by a protected purchaser, the Company shall execute and deliver, in exchange for any such mutilated Note or in lieu of any such destroyed, lost or stolen Note, a new Note of like tenor and principal amount, bearing a number not contemporaneously outstanding.

(b)                                 Upon the issuance of any new Notes under this Section 2.7, the Company may require the payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in relation thereto and any other reasonable expenses in connection therewith.

(c)                                  The provisions of this Section 2.7 are (to the extent lawful) exclusive and shall preclude (to the extent lawful) all other rights and remedies with respect to the replacement or payment of mutilated, destroyed, lost or stolen Notes.

2.8                               Payment of Interest.

(a)                                 The Company agrees to pay the Holders interest on the Note principal outstanding from time to time in cash at the rate and times specified in the Note.  Interest will accrue from the Purchase Agreement Closing Date.  The Company will pay interest by check mailed to the address of the Holder on the Company’s books and records on the dates specified in the Note; provided that the Company will make payments of interest to the Holder’s account by wire transfer on the Business Day immediately preceding the interest payment date if the Holder has provided wire transfer instructions to the Company at least five Business Days prior to the scheduled interest payment date.

(b)                                 Notwithstanding the foregoing, the Company, at its sole option, may pay interest due on each of August 15, 2016, February 15, 2017, August 15, 2017, and/or February 15, 2018 through the issuance of new Notes in the principal amount of the interest due to the Holders, if there is no pending Event of Default as of such interest payment date.  The Company shall issue and deliver the new Notes to the Holders within three Business Days after the interest payment date.  The Company shall notify the Purchasers’ Agent and the Holders of any election pursuant to this Section 2.8(b) at least 15 days prior to the related interest payment date.  Any election by the Company pursuant to this Section 2.8(b) shall apply to all Notes outstanding as of the related interest payment date, other than Notes as to which the Holder has submitted a Fundamental Change Repurchase Right Notice prior to the date the Company sends a notice pursuant to this Section 2.8(b).  The Company may elect to convert interest accrued subsequent to February 15, 2018 upon notice to the Purchasers’ Agent and the Holders who have elected to convert the entire amount of their Note(s) then outstanding into Shares pursuant to Section 4.

3.                                      REPURCHASE UPON A FUNDAMENTAL CHANGE

3.1                               Repurchase at Option of the Holder upon a Fundamental Change.

(a)                                 Subject to the satisfaction of the requirements of this Section 3.1, if a Fundamental Change occurs at any time prior to the Maturity Date, each Holder will, upon receipt of the notice of the occurrence of a Fundamental Change described in Section 3.1(c), have the right to require the Company to repurchase any or all of such Holder’s Notes for cash in an amount equal to 120% of the principal amount of the Notes to be repurchased plus accrued and unpaid interest, if any, to (but not including) the Fundamental Change Repurchase Date (the “Fundamental Change Repurchase Price”).

(b)                                 on or before the 10th Business Day prior to the effective date of a Fundamental Change (which Fundamental Change results in the Holders of such Notes having the right to cause the Company to repurchase their Notes), or as soon as practicable after the occurrence of a Fundamental Change described in Section 1.11(c), the Company will provide to all Holders of the Notes, a notice of the occurrence of the Fundamental Change and of the resulting repurchase right (the “Fundamental Change Repurchase Right Notice”).  The Fundamental Change Repurchase Right Notice shall state:

(1)                                 the event or events giving rise to the Fundamental Change;

(2)                                 the effective date of the Fundamental Change, if applicable;

(3)                                 the last date on which a Holder may exercise its repurchase right;

(4)                                 the Fundamental Change Repurchase Price;

(5)                                 the Fundamental Change Repurchase Date;

(6)                                 that the Notes with respect to which a Repurchase Exercise Notice has been given by the Holder may be converted pursuant to Section 4.1 only if the Holder withdraws the Repurchase Exercise Notice as described in Section 3.1(d); and

(7)                                 the procedures that Holders must follow to require the Company to repurchase their Notes and to withdraw any Repurchase Exercise Notice.

(c)                                  To exercise the repurchase right in connection with a Fundamental Change, a Holder must, prior to 8:00 p.m., New York City time, on the second Business Day immediately preceding the Fundamental Change Repurchase Date, deliver the Notes to be purchased to the Company, duly endorsed for transfer, and must deliver a written notice of repurchase (a “Repurchase Exercise Notice”), substantially in the form included in the Note.  The Repurchase Exercise Notice must state:

(1)                                 the portion of the principal amount of the Notes to be repurchased, which must be equal to $100,000 or an integral multiple thereof; and

(2)                                 that the Notes are to be repurchased by the Company as of the Fundamental Change Repurchase Date pursuant to the applicable provisions of the Notes and this Agreement.

(d)                                 A Holder may withdraw any Repurchase Exercise Notice (in whole or in part) by a written notice of withdrawal delivered to the Company prior to midnight, New York City time, on the second Business Day immediately preceding the Fundamental Change Repurchase Date.  The notice of withdrawal must state:

(1)                                 the principal amount of the Notes for which the Repurchase Exercise Notice has been withdrawn; and

(2)                                 the principal amount, if any, that remains subject to the Repurchase Exercise Notice.

(e)                                  The Company must repurchase the Notes for which a Fundamental Change Repurchase Right Notice has been delivered and not withdrawn no less than 10 and no more than 15 Business Days after the date of the Fundamental Change Repurchase Right Notice with respect to the occurrence of the relevant Fundamental Change, subject to extension to comply with applicable law, from all Holders who have complied with Section 3.1(c).  Holders will receive payment of the Fundamental Change Repurchase Price promptly following the later of the Fundamental Change Repurchase Date and the delivery of the Notes.  If the Company holds money sufficient to pay the Fundamental Change Repurchase Price of the Notes on or prior to the Business Day following the Fundamental Change Repurchase Date, then:

(1)                                 the Notes will cease to be outstanding and interest, if any, will cease; and

(2)                                 all other rights of the Holder will terminate (other than the right to receive the Fundamental Change Repurchase Price upon delivery or transfer of the Notes).

(f)                                   In connection with any purchase of Notes under Section 3.1, the Company shall comply with all tender offer rules applicable to the Company under the Exchange Act, if applicable.  In the absence of an available exemption as determined by the Company in its sole discretion, the Company shall (a) comply with Rule 13e-4 and Rule 14e-1 (or any successor to either such Rule), if applicable, under the Exchange Act, (b) file the related Schedule TO (or any successor or similar schedule, form or report) if required under the Exchange Act, and (c) otherwise comply with all federal and state securities laws in connection with such purchase of

Notes, all so as to permit the rights of the Holders and obligations of the Company under Section 3.1 to be exercised in the time and in the manner specified therein.

4.                                      CONVERSION

4.1                               Conversion Right.

(a)                                 Subject to the further provisions of this Section 4 and Paragraph 7 of the Notes, a Holder of a Note may convert the principal amount of such Note (or any portion thereof equal to $100,000 or any integral multiple of $100,000 in excess thereof) together with all accrued and unpaid interest into Shares at any time prior to the close of business on the last Business Date prior to the Final Maturity Date, at the Conversion Rate; provided, however, that, if such Note is submitted or presented for purchase pursuant to Section 3.1, such conversion right shall terminate at the close of business on the Business Day immediately preceding the Fundamental Change Repurchase Date, as the case may be, for such Note or such earlier date as the Holder presents such Note for purchase (unless the Company shall default in making the Fundamental Change Repurchase Price payment when due, as the case may be, in which case the conversion right shall terminate at the close of business on the date such default is cured and such Note is redeemed or purchased, as the case may be).

(b)                                 Provisions of this Agreement that apply to conversion of all of a Note also apply to conversion of a portion of a Note.

(c)                                  A Holder of Notes is not entitled to any rights of a holder of Common Stock until such Holder has converted its Notes to Shares, and only to the extent such Notes are deemed to have been converted into Shares pursuant to this Section 4.

(d)                                 A Holder of Notes is not entitled to exercise the conversion right under Section 4.1(a) if the conversion would result in a violation of Section 8.2 by the Holder.

4.2                               Conversion Procedure.

(a)                                 To convert a Note, a Holder must (1) complete and manually sign the conversion notice included in the Note and deliver such notice to the Company, (2) surrender the Note to the Company, (3) furnish appropriate endorsements and transfer documents if required by the Company’s transfer agent or the Company, and (4) pay any transfer or similar tax, if required.  The date on which the Holder satisfies all of these requirements is the “Conversion Date.”

(b)                                 A Note in respect of which a Holder has delivered a Repurchase Exercise Notice pursuant to Section 3.1 may be converted pursuant to Section 4.1 only if such notice is withdrawn by a written notice of withdrawal delivered to the Company prior to 5:00 p.m. New York City time on the second Business Day immediately preceding the Fundamental Change Repurchase Date in accordance with Section 3.1.

(c)                                  The Company shall deliver any Shares and cash in lieu of any fractional shares deliverable upon conversion to the respective Holders for their accounts no later than the third Business Day on or after the Conversion Date.

(d)                                 The person in whose name the certificate for the Shares is registered shall be deemed to be a stockholder of record on the Conversion Date; provided, however, that no surrender of a Note on any date when the stock transfer books of the Company shall be closed shall be effective to constitute the person or persons entitled to receive the shares of Common Stock upon such conversion as the record holder or holders of such shares of Common Stock on such date, but such surrender shall be effective to constitute the person or persons entitled to receive such shares of Common Stock as the record holder or holders thereof for all purposes at the close of business on the next succeeding day on which such stock transfer books are open; provided, further, that such conversion shall be at the Conversion Rate based on the Applicable Conversion Price in effect on the Conversion Date as if the stock transfer books of the Company had not been closed.  Upon conversion of a Note, such person shall no longer be a Holder of such Note.  No payment or adjustment will be made for dividends or distributions on shares of Common Stock issued upon conversion of a Note.

(e)                                  Except as otherwise provided in this Section 4.2, the Company’s delivery to the Holder of the full number of Shares into which the Note is convertible, together with any cash payment for such Holder’s fractional shares pursuant to Section 4.3, shall be deemed to satisfy the Company’s obligation to pay the principal amount of the Note and accrued but unpaid interest, if any, attributable to the period from the most recent interest payment date to the conversion date.  As a result, accrued but unpaid interest, if any, to the Conversion Date is deemed to be paid in full rather than cancelled, extinguished or forfeited.

(f)                                   Upon surrender of a Note that is converted in part, the Company shall execute and deliver to the Holder a new Note equal in principal amount to the unconverted portion of the Note surrendered.

4.3                                 Fractional Shares.  The Company will not issue fractional shares of Common Stock upon conversion of Notes pursuant to Section 4.1.  In lieu thereof, the Company will pay an amount in cash for the current market value of the fractional shares.  The current market value of a fractional share shall be determined, (calculated to the nearest 1/100th of a share) by multiplying the Closing Sale Price of the Common Stock on the Trading Day immediately prior to the Conversion Date by such fractional share and rounding the product to the nearest whole cent.

4.4                                 Taxes on Conversion.  If the Holder converts a Note, the Company shall pay any documentary, stamp or similar issue or transfer tax due on the issue of shares of Common Stock upon such conversion.  The Company may refuse to deliver the certificate representing the Shares being issued in a name other than the Holder’s name until the Company receives a sum sufficient to pay any tax which will be due because the shares are to be issued in a name other than the Holder’s name.  Nothing herein shall preclude any tax withholding required by law or regulation.

4.5                               Company to Provide Stock.

(a)                                 The Company shall, prior to issuance of any Notes hereunder and from time to time as may be necessary, reserve, out of its authorized but unissued Common Stock, a sufficient number of Shares to permit the conversion of all outstanding Notes into Shares.

(b)                                 All Shares delivered upon conversion of the Notes shall be newly issued shares, shall be duly authorized, validly issued, fully paid and nonassessable and shall be free from preemptive rights and free of any lien or adverse claim.

(c)                                  The Company will endeavor promptly to comply with all federal and state securities laws regulating the offer and delivery of shares of Common Stock upon conversion of Notes, if any, and will list or cause to have quoted such shares of Common Stock on each national securities exchange or other available securities exchange, or over-the-counter market or such other market on which the Common Stock is then listed or quoted; provided, however, that if rules of such automated quotation system or exchange permit the Company to defer the listing of such Common Stock until the first conversion of the Notes into Common Stock in accordance with the provisions of this Agreement, the Company covenants to list such Common Stock issuable upon conversion of the Notes in accordance with the requirements of such automated quotation system or exchange at such time.

In no event will the Company take any action that would require adjustment to the Applicable Conversion Price, nor will the Company adjust the Applicable Conversion Price, if such Applicable Conversion Price adjustment would require the Company to, issue, upon conversion of the Notes, a number of shares of Common Stock that would require the Company to obtain prior stockholder approval under the listing rules of the Nasdaq Stock Market, and, if applicable, the rules of any other national securities exchange on which the Common Stock is then traded, without obtaining such prior stockholder approval.

4.6                               Anti-Dilution Adjustments.

(a)                                 The Applicable Conversion Price shall be reset if prior to the Maturity Date the Company sells new shares of Capital Stock, or other securities convertible into or exercisable for Capital Stock, in a financing with one or more accredited investors that yields proceeds to the Company (net of transaction fees, expenses and discounts and commission) of at least $1,000,000 at a price lower than the Applicable Conversion Price in effect immediately before the closing of such financing; provided that in no event shall the Applicable Conversion Price be reset to an amount lower than the greater of (x) book value and (y) market value (within the meanings ascribed thereto under Nasdaq Listing Rule 5635(d)(1)) as of the Effective Date.

(b)                                 The Applicable Conversion Price shall be subject to adjustment, without duplication, upon the occurrence of any of the following events:

(1)                                 In the event the Company pays a dividend or makes a distribution on the Common Stock, payable exclusively in shares of Common Stock, the Applicable Conversion Price in effect immediately before the close of business on the record date fixed for determination of stockholders entitled to receive that dividend or distribution shall be decreased by multiplying:

(x)                                 the Applicable Conversion Price, by

(y)                                 a fraction, (A) the numerator of which shall be the number of shares of Common Stock outstanding immediately before the close of business on such record date, and (B) the denominator of which shall be the sum of the number of shares of Common Stock outstanding immediately before the close of business on such record date and the total number of shares constituting such dividend or other distribution.

(2)                                 In the event the Company:

(A)                               subdivides or splits the outstanding shares of Common Stock into a greater number of shares, the Applicable Conversion Price shall be proportionally decreased immediately after the effective date of such subdivision or split;

(B)                               combines or reclassifies the outstanding shares of Common Stock into a smaller number of shares, the Applicable Conversion Price shall be proportionally increased immediately after the effective date of such combination or reclassification; or

(C)                               issues by reclassification of the shares of Common Stock any shares of the Capital Stock of the Company, the Applicable Conversion Price in effect immediately after the effective date of such reclassification shall be proportionally applied to the class or classes of shares of Capital Stock of the Company into which the Common Stock was reclassified.

(3)                                 In the event the Company distributes shares or other equity interests of any subsidiary or other entity now or hereafter owned by the Company to the stockholders of the Company pro rata, as a matter of right, without the payment or exchange of consideration by the stockholders, in addition to the Shares issuable upon conversion by the Holder of a Note pursuant to Section 4.1 the Holder also shall receive the number of shares or other equity interests of such subsidiary or other entity which the Holder would have been entitled to receive if the Holder had owned the Common Stock issuable under the Notes, which the Holder has elected to convert, immediately prior to the date of such distribution by the Company.  For purposes of this Agreement and the Note, the term “Shares” shall be deemed to include the additional equity interests provided under this subsection 4.6(b)(3) where necessary to give effect to this provision.

(c)                                  In addition to the adjustments set forth in Section 4.6(a) and (b), the Company may increase the Applicable Conversion Rate as the Board of Directors considers advisable to avoid or diminish any income tax to holders of Common Stock or rights to purchase Common Stock resulting from any dividend or distribution of Capital Stock (or rights to acquire Capital Stock) or from any event treated as such for income tax purposes.

4.7                               Notice of Adjustments of Conversion Rate.  Whenever the Applicable Conversion Price is adjusted pursuant to Section 4.6 hereof:

(a)                                 the Company shall compute the adjusted Applicable Conversion Rate in accordance with Section 4.6(a) or Section 4.6(b) and shall prepare an officers’ certificate setting forth (1) the adjusted Applicable Conversion Price, (2) the provision of Section 4.6 pursuant to which such adjustment has been made, showing in reasonable detail the facts upon which such adjustment is based, (3) the calculation of such adjustment and (4) the date as of which such adjustment is effective, and such certificate shall promptly be delivered to the Purchasers’ Agent (which certificates shall be conclusive evidence of the accuracy of such adjustment absent manifest error); and

(b)                                 as soon as practicable after each such adjustment; the Company shall deliver to the Holders a notice stating that the Applicable Conversion Price has been adjusted and setting forth the adjusted Applicable Conversion Price.

5.                                      REPRESENTATIONS AND WARRANTIES OF THE COMPANY

In connection with the transactions provided for herein, the Company hereby makes the additional representations and warranties set forth below as qualified by any Schedule of Exceptions delivered by the Company to the Purchasers hereunder prior to the Purchase Agreement Closing Date.

5.1                               Organization and Standing; Organization Documents.  The Company is a corporation duly organized, validly existing and in good standing under the laws of Delaware.  Each Subsidiary is duly organized, validly existing and in good standing under the laws of its jurisdiction.  The Company and each Subsidiary have all requisite power and authority to own and operate their properties and assets, and to carry on their business as currently conducted and as proposed to be conducted.  Neither the Company nor any Subsidiary has failed to qualify to do business as a foreign corporation in any jurisdiction, where the failure to be so qualified would not have a material adverse effect on the Company’s or any Subsidiary’s respective businesses as currently conducted or as currently proposed to be conducted.  The Company has delivered or made available to the Purchasers’ Agent correct and complete copies of the certificate of incorporation of the Company as amended to date.  The minute books (containing the records of stockholders, directors or board committees), the shares transfer records of each of the Company and its Subsidiaries are correct and complete.  Neither the Company nor any of its Subsidiaries is in default under or in violation of any provisions of their respective charter documents.

5.2                               Corporate Power.  The Company has all requisite legal and corporate power and corporate authority to execute and deliver the Agreement, to issue the Notes, and to carry out and perform its obligations under the terms of this Agreement and all other agreements, instruments and other documents executed and delivered by the Company in connection with the transactions contemplated by this Agreement.

5.3                               Subsidiaries.  Except for the Subsidiaries, the Company does not control, directly or indirectly, any other corporation, association or other business entity or own any equity security or other interest in any corporation, association or other business entity.  Neither the Company nor any Subsidiary is a participant in any joint venture, partnership or similar arrangement.  No person or entity holds any options, warrants or other rights to purchase any Subsidiary’s authorized and issued or unissued capital stock.

5.4                               Capitalization.

(a)                                 The authorized capital stock of the Company consists of (A) 120,000,000 shares of Common Stock, of which 65,975,362 shares are issued and outstanding as of the date of this Agreement; (B) 20,000,000 shares of Preferred Stock, none of which are issued and outstanding as of the date hereof.  The outstanding shares have been duly authorized and validly issued, and are fully paid and nonassessable.

(b)                                 The Company has reserved 9,878,202 shares of Common Stock for issuance to employees, consultants, or directors pursuant to the Company’s stock option plans, employee stock purchase plan, and new employee inducement grants (the “Equity Grants”).  Of the foregoing shares, as of the date hereof, 8,156,258 shares remain subject to outstanding Equity Grants.

(c)                                  Unless otherwise noted in the Schedule of Exceptions and the Company’s Restated Certificate of Incorporation, (1) there are (A) no other options, warrants or other rights to purchase any of the Company’s authorized and issued or unissued capital shares, and (B) no Obligations (contingent or otherwise) of the Company to purchase, redeem or otherwise acquire any shares of its capital shares or any interest therein or to pay any dividend or make any other distribution in respect thereof and (2) the Company has not declared or paid any dividends or authorized or made any distribution upon or with respect to any class or series of its capital stock other than dividends paid in Common Stock.  Except as set forth in the Schedule of Exceptions, all issued and outstanding shares of capital stock of the Company and each Subsidiary and all Shares issuable upon conversion of the Notes have been duly authorized and validly issued, are fully paid and nonassessable and were issued in accordance with the registration or qualification provisions of the Securities Act, and any relevant state securities laws, or pursuant to valid exemptions therefrom.

5.5                               Authorization.  All corporate action on the part of the Company, its Subsidiaries and their respective directors, officers and stockholders necessary for the authorization, execution, delivery and performance of all of its Obligations under the Loan Documents and authorization, issuance, and delivery of the Notes has been taken or will be taken prior to the Closing.  All of the Loan Documents, when executed and delivered by the Company, shall constitute valid and legally binding obligations of the Company, legally enforceable against the Company in accordance with their terms, except as subject to laws of general application relating to bankruptcy, insolvency and the relief of debtors and rules of law governing specific performance, injunctive relief or other equitable remedies.

5.6                               SEC Reports; Financial Statements.  The Company has filed all reports required to be filed by it under the Exchange Act, including pursuant to Section 13(a) or 15(d) thereof, for the years ended December 31, 2013 and December 31, 2014 and the three quarterly periods ended March 31, June 30 and September 30, 2015 (the foregoing materials being collectively referred to herein as the “SEC Reports”) on a timely basis. As of their respective dates, the SEC Reports complied in all material respects with the requirements of the Exchange Act and the rules and regulations of the SEC promulgated thereunder, and none of the SEC Reports, when filed, contained any untrue statement of a material act or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.  The Company is in compliance with the Sarbanes-Oxley Act of 2002, and the rules and regulations promulgated thereunder by all government and regulatory authorities and agencies.  The financial statements of the Company included in the SEC Reports (“Financial Statements”) comply in all material respects with applicable accounting requirements and the rules and regulations of the SEC with respect thereto as in effect at the time of filing.  Such Financial Statements have been prepared in accordance with generally accepted accounting principles applied on a consistent basis during the periods involved (“GAAP”), except as may be otherwise specified in such Financial Statements or the notes thereto, and fairly present in all material respects the financial position of the Company and its consolidated subsidiaries as of and for the dates thereof and the results of operations and cash flows for the periods then ended, subject, in the case of unaudited statements, to normal, immaterial, year-end audit adjustments.  To the Company’s knowledge, neither the Company nor any Subsidiary has any material liabilities or Obligations which have not been disclosed in the SEC Reports for the periods included in such reports.

5.7                               Material Contracts and Commitments.  The Company has filed with the SEC all agreements of a material nature which it (or any Subsidiary) is required to file with the SEC, including, but not limited to, those which are included with the SEC Reports (collectively, the “Contracts”).  Neither the Company nor any Subsidiary is in material default under any of such Contracts, which default would have a material adverse effect on the Company and the Subsidiaries taken as a whole.  To the Company’s knowledge, no other party to any of the Contracts is in material default thereunder, which default would have a material adverse effect on the Company and the Subsidiaries taken as a whole.  Neither the Company nor any Subsidiary is a party to and or bound by any contract, agreement or instrument, or subject to any restriction under its Restated Certificate or Bylaws, that materially and adversely affects its business as now conducted or as proposed to be conducted, its properties or its financial condition.

5.8                               Title to Properties and Assets, Liens, Etc.  The Company and each of the Subsidiaries have good and marketable title to their properties and assets, and have valid leasehold interests, in each case free and clear of all conditional sale agreements, mortgages, pledges, liens, leases, encumbrances or charges, other than (a) Permitted Liens, and (b) minor imperfections which do not, individually or in the aggregate, materially detract from the value of the property subject thereto or materially impair the operations of the Company, and which have not arisen other than in the ordinary course of business.

5.9                               Obligations to Related Parties; Interested Party Transaction.  Other than as disclosed in the SEC Reports, there are no Obligations of the Company or the Subsidiaries to officers, directors, stockholder owning 5% or more in interest of the Company, or employees of the Company or the Subsidiaries other than (a) for payment of salary for services rendered to the Company or its Subsidiaries in the ordinary course of business, (b) for reimbursement for reasonable expenses incurred on behalf of the Company or a Subsidiary, and (c) for other standard employee benefits made generally available to all employees.  Except as set forth in SEC Reports, none of the officers, directors or stockholders owning 5% or more in interest of the Company or the Subsidiaries are indebted to the Company or the Subsidiaries, or have any direct or indirect ownership interest in any firm or corporation with which the Company or the Subsidiaries is affiliated or with which the Company or the Subsidiaries has a business relationship, or any firm or corporation which competes with the Company or the Subsidiaries, except that officers, directors and/or stockholders owning 5% or more in interest of the Company may own stock in publicly traded companies which may compete with the Company and its

Subsidiaries.  No officer, director or stockholder owning 5% or more in interest of the Company is, directly or indirectly, interested in any material contract with the Company or the Subsidiaries (other than such contracts as relate to any such person’s ownership of capital shares or other securities of the Company or the Subsidiaries).

5.10        Compliance with Other Instruments; Laws.

(a)           Neither the Company nor any Subsidiary is in violation of any term of its respective charter documents, each as amended to date.  Neither the Company nor any Subsidiary is in violation of, or in default in any material respect under, the terms of any mortgage, indenture, contract, agreement, instrument, judgment or decree applicable to it or to which it is a party.  The execution, delivery and performance of and compliance with the Loan Documents, and the issuance of the Shares upon any conversion of the Notes, will not result in any such violation, or be in conflict with or constitute a default under any such term, or result in the creation of any mortgage, pledge, lien, encumbrance or charge upon any of the properties or assets of the Company pursuant to any such term or the suspension, revocation, impairment, forfeiture or nonrenewal of any material permit, license, authorization, or approval applicable to the Company, its business or operations or any of its assets or properties.

(b)           The Company and each Subsidiary is in compliance with all applicable statutes, rules, regulations, orders or restrictions of any domestic or foreign government or any instrumentality or agency thereof in respect of the conduct of its business or the ownership of its properties, the violation of which would have, a material adverse effect on the Company’s business or properties.

(c)           Neither the Company nor any of its Subsidiaries is a party to nor is bound by any contract, agreement or instrument, or subject to any restriction under its respective origination documents, that materially and adversely affects its respective business as now conducted or as proposed to be conducted, its respective properties or its respective financial condition.  Neither the Company nor any of its Subsidiaries is subject to any asserted violation of any provision of any of the Contracts.

5.11        Changes.  Since the date of the Company’s last filed SEC Report, there has not been:

(a)           any change in the assets, liabilities, financial condition or operating results of the Company or any Subsidiary from that reflected in the Financial Statements, except changes in the ordinary course of business (such as continuing losses from operations and uses of cash for such operations) that have not been, individually or in the aggregate, materially adverse to the Company and its Subsidiaries taken as a whole;

(b)           any damage, destruction or loss, whether or not covered by insurance, materially and adversely affecting the assets, properties, financial condition or operating results of the Company or any Subsidiary;

(c)           any satisfaction or discharge of any lien, claim or encumbrance or payment of any obligation by the Company or any Subsidiary, except in the ordinary course of business and that is not material to the assets, properties, financial condition, operating results or business of the Company or any Subsidiary (as such business is presently conducted and as it is proposed to be conducted);

(d)           any material change or amendment to a material Contract;

(e)           any sale, exchange or other disposition of any of the Company’s assets or rights, other than the sale of the Company’s or any Subsidiary’s inventory in the ordinary course of business;

(f)            any agreement by the Company by the Company or any Subsidiary to take any action described in clauses (c)-(e); or

(g)           to the Company’s knowledge, any other events or conditions of any character that might individually or in the aggregate materially and adversely affect the assets, properties, financial condition, operating results or business of the Company and the Subsidiaries taken as a whole such business is presently conducted and as it is proposed to be conducted.

5.12       Litigation, Etc.  Except as set forth in the Schedule of Exceptions neither the Company nor any of its Subsidiaries or, to the Company’s knowledge, its officers, directors, employees or stockholders: (i) is subject to any outstanding injunction, judgment, decree, order, ruling or charge which would have a material and adverse effect on the business of the Company or any of its Subsidiaries; or (ii) is a party to or, to the knowledge of the Company, any Subsidiary or any management person affiliated therewith, is threatened to be made a party to any action, suit, proceeding, hearing, investigation of, in, or before any court or quasi-judicial or administrative agency of any federal, state, local, foreign or international jurisdiction or before an arbitrator which could have a material and adverse effect on the business of the Company or any of its Subsidiaries.  Other than the items referenced in the immediately preceding sentence, there is no action, suit, proceeding or investigation pending before any court or administrative agency or, to the best of Company’s knowledge, currently threatened against the Company or a Subsidiary which questions the validity of the Loan Documents or to consummate the transactions contemplated therein or which might result, either individually or in the aggregate, in any material adverse change in the condition (financial or otherwise), business, property, prospects, assets or liabilities of the Company.  Neither the Company nor any of the Subsidiaries is a party or subject to, and none of their assets are bound by the provisions of any order, writ, injunction, judgment or decree of any court or government agency or instrumentality.  The foregoing includes, without limitation, actions known to the Company or a Subsidiary, pending or threatened, involving the prior employment of any of the Company’s or a Subsidiary’s employees, their use in connection with the Company’s or a Subsidiary’s business of any information or techniques allegedly proprietary to any of their former employers, or their obligations under any agreements with prior employers.

5.13       Employees.  The Company and each Subsidiary does not have any collective bargaining agreements with any of its employees.  There is no labor union organizing activity pending or, to the Company’s knowledge, threatened with respect to the Company.  No employee of the Company has been granted the right to continued employment by the Company or except as disclosed in the SEC reports, to any material compensation following termination of employment with the Company.  Neither the Company nor any Subsidiary is aware that any officer or key employee, or that any group of key employees of the Company, intends to terminate their employment with the Company, nor does the Company have a present intention to terminate the employment of any officer, key employee or group of key employees.

5.14       Intellectual Property.  Except as set forth in the SEC Reports, the Company and its Subsidiaries have, or have rights to use, all patents, patent applications, trademarks, trademark applications, service marks, trade names, copyrights, licenses and other similar rights (collectively, the “Intellectual Property Rights” that are necessary or material for use in connection with their respective businesses as described in the SEC Reports and which the failure to so have could have or reasonably be expected to result in a material adverse effect.  To the knowledge of the Company, the Intellectual Property Rights owned and licensed by the Company and/or its Subsidiaries, do not violate or infringe upon the rights of any Person To the knowledge of the Company, all such Company Intellectual Property Rights are enforceable.

5.15       Permits.  The Company and each Subsidiary has all franchises, permits, licenses, and any similar authority necessary for the conduct of its business as now being conducted by it, the lack of which would materially and adversely affect the business, properties, prospects, or financial condition of the Company, and the Company believes it can obtain, without undue burden or expense, any similar authority for the conduct of its business as planned to be conducted.  Neither the Company nor any Subsidiary is in default in any material respect under any of such franchises, permits, licenses, or other similar authority.

5.16       Governmental Consent, Etc.  No consent, approval or authorization of or designation, declaration or filing with any governmental authority on the part of the Company is required in connection with the valid execution, delivery and performance of this Agreement, the offer or issuance of the Notes or Shares issuable upon conversion of any Notes or the consummation of any other transaction contemplated hereby or thereby, except qualification (or taking such action as may be necessary to secure an exemption from qualification, if available) of the offer and issuance of the Notes under the applicable national, federal and state securities laws, which filings and qualifications, if required, will be accomplished in a timely manner.  Except, no authorizations, consents or approvals or other actions by, and no notice to, any other person or entity is required for the due execution and delivery by the Company of the Loan Documents, the offer, sale or issuance of the Notes, or the issuance of Shares upon conversion of the Notes.

5.17       Offering.  Subject to the accuracy of the Purchasers’ representations in Section 6 of the Agreement, the offer and issuance of the Notes to be issued in conformity with the terms of this Agreement, and the issuance of the Shares upon conversion of the Notes constitute transactions exempt from the registration requirements of the Securities Act, and applicable blue sky laws, which filings or qualifications, if required, will be timely filed or obtained.

5.18       Brokers or Finders; Other Offers.  The Company has not incurred, and will not incur, directly or indirectly, as a result of any action taken by the Company, any liability for brokerage or finders’ fees or agents’ commissions or any similar charges in connection with the sale of the Notes to the Purchasers.

5.19       Tax Returns and Payments.  The Company and each Subsidiary has timely filed all tax returns (federal, state, and local in both domestic and foreign jurisdictions) required to be filed by it.  All taxes shown to be due and payable on such returns, any assessments imposed, and to the Company’s and each Subsidiary’s knowledge, all other taxes due and payable on or before the Purchase Agreement Closing Date, have been paid or will be paid prior to the time they become delinquent.  Neither the Company nor any Subsidiary has any knowledge of any liability of any tax to be imposed upon its properties or assets as of the date of this Agreement that is not adequately provided for.  The Company and each Subsidiary has filed all tax returns and reports required to be filed by each of them and these returns are true and correct in all material respects.

5.20       Environmental Matters.  The Company and its Subsidiaries are and have been in material compliance with all Environmental Laws which means any law, regulation, or other applicable requirement (whether domestic or foreign) relating to (i) releases or threatened release of any Hazardous Substance; (ii) pollution or protection of employee health or safety, public health or the environment; or (iii) the manufacture, handling, transport, use, treatment, storage, or disposal of any Hazardous Substance.

6.                                      REPRESENTATIONS AND WARRANTIES OF THE PURCHASERS

Each of the Purchasers hereby severally and for itself alone represents and warrants to the Company with respect to its purchase or acquisition of a Note and Shares to be issued upon conversion of any Notes as follows:

6.1      Investment Experience.  Such Purchaser (i) is an “accredited investor” as that term is defined in Rule 501(a) promulgated under the Securities Act, (ii) is an investor experienced in the evaluation of businesses similar to the Company, (iii) is able to fend for himself or itself in the transactions contemplated by this Agreement, (iv) has such knowledge and experience of financial, business and investment matters as to be capable of evaluating the merits and risks of this investment, (v) has the ability to bear the economic risks of this investment,  and (vi) was not organized or reorganized for the specific purpose of acquiring the Notes.

6.2      Purchase Non-reliance. Such Purchaser is relying exclusively on the Purchaser’s own sources of information and credit analysis with respect to the Notes and the Shares and (ii) acknowledges that (A) neither the Company nor any of its Affiliates has provided the Purchaser with any information other than the SEC Reports or provided advice with respect to the Notes and the Shares and (B) neither the Company nor any of its Affiliates has made or makes any representation as to the credit quality of the Company. If the Purchaser is an entity, the Purchaser’s acquisition of the Notes and the Shares is lawful under the laws of the jurisdiction of its organization and the jurisdiction in which it operates (if different), and such acquisition will not contravene any law, regulation or regulatory policy applicable to it.  The Purchaser has not relied on the Company or any of its Affiliates in connection with the Purchaser’s determination as to the legality of its acquisition of the Notes and the Shares.

6.3      Investment Legend. The Purchaser is acquiring the Notes for investment for its own account, not as a nominee or agent, and not with the view to, or for resale in connection with, any distribution thereof.  The Purchaser understands that the Notes to be purchased and/or acquired have not been, and will not be, registered under the Securities Act by reason of a specific exemption from the registration provisions of the Securities Act, the availability of which depends upon, among other things, the bona fide nature of the investment intent and the accuracy of such Purchaser’s representations as expressed herein.  The Purchaser understands and acknowledges that the Notes and any certificates representing the Shares will bear a legend substantially in the form set forth below:

THIS NOTE AND SHARES OF COMMON STOCK ISSUABLE UPON CONVERSION OF THIS NOTE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR UNDER ANY STATE SECURITIES LAWS.  THIS NOTE AND SUCH SHARES MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED IN ‘THE ABSENCE OF A REGISTRATION STATEMENT IN EFFECT WITH RESPECT TO THIS NOTE AND SUCH SHARES AND UNDER SUCH ACT OR AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED OR UNLESS SOLD PURSUANT TO RULE 144 OF SUCH ACT.

6.4          No Public Market.  The Purchaser understands that no public market now exists for any of the Notes issued by the Company, and that the Company has made no assurances that a public market will ever exist for the Notes.

6.5      Authorization.  This Agreement when executed and delivered by the Purchaser will constitute a valid and legally binding obligation of the Purchaser, enforceable in accordance with its terms, except as subject to laws of general application relating to bankruptcy, insolvency and the relief of debtors and rules of law governing specific performance, injunctive relief or other equitable remedies.

6.6      Brokers or Finders.  The Purchaser has not incurred, and will not incur, directly or indirectly, as a result of any action taken by the Purchaser, any liability for brokerage or finders’ fees or agents’ commissions or any similar charges in connection with the Loan Documents or any transaction contemplated thereby.

6.7      Tax Liability.  The Purchaser understands that the Purchaser (and not the Company or any of its Affiliates) shall be responsible for the Purchaser’s own tax liability that may arise as a result of this investment or the transactions contemplated by this.

7.                                      COVENANTS

7.1      Payment of Notes.  The Company shall promptly make all payments in respect of the Notes on the dates and in the manner provided in the Notes and this Agreement.  Principal, premium, if any, and interest, shall be considered paid on the date it is due if the Purchasers’ Agent holds as of 11:00 a.m., New York City time, on the due date money, deposited by the Company or an Affiliate thereof in immediately available funds, designated for and sufficient to pay all principal, premium, if any, and interest then due.  The Company shall, to the fullest extent permitted by law, pay interest on overdue principal (including premium, if any) and overdue installments of interest at the rate borne by the Notes per annum.

7.2      SEC Reports.  The Company shall file all reports and other information and documents that it is required to file with the SEC pursuant to Section 13 or 15(d) of the Exchange Act.  It is agreed that the filing of such reports via the SEC’s EDGAR system shall constitute distribution of such reports to the Purchasers for purposes of this Section 7.2.

7.3      Further Instruments and Acts.  Upon request of the Purchasers’ Agent, the Company will execute and deliver such further instruments and do such further acts as may be reasonably necessary or proper to carry out more effectively the purposes of this Agreement.

8.                                      NEGATIVE COVENANTS

8.1      Additional Debt.  The Company shall not without the prior written consent of the Purchasers’ Agent or the Holders of a Majority-in-Interest of the Notes incur any Indebtedness for borrowed money subsequent to the Purchase Agreement Closing Date, unless such Indebtedness by its terms is expressly subordinated to the Notes in right of payment and to the Purchasers’ Security Interest in respect to the priority and enforcement of any security interest in property of the Company securing such new debt; provided that the Purchasers’ Security Interest and cash payment rights under the Notes shall be subordinate to $5,000,000 of Indebtedness for a secured accounts receivable line of credit facility provided to the Company by a bank or institutional lender (including nonbank lenders) (“Senior Lender”) at any time prior to the Maturity Date; and provided further that in no event may the amount of Indebtedness to which the Purchasers’ Security Interest is subordinated exceed the outstanding balance of accounts receivable less than 90 days’ old for which the Company has not recorded an allowance for doubtful accounts under GAAP that have been pledged by the Company from time to time under such Senior Lender credit facility. Subject to the foregoing, such subordination shall be without conditions. Purchasers’ Agent agrees to sign and hereby is authorized by the undersigned Purchaser(s) to sign a subordination agreement and related, consistent, documents, certificates and instruments requested by the lender in connection with such facility.

8.2      Common Stock Ownership Limitation.  Notwithstanding anything in this Agreement that might otherwise be deemed to the contrary, no Holder or Holders shall be entitled to convert such Holder’s Notes pursuant to Section 4.1 if effective upon the applicable Conversion Date (i) the Holder would have beneficial ownership of more than 9.9% of the voting Capital Stock of the Company as determined in accordance with Rule 13d-3 under the Exchange Act, provided that for purposes of this paragraph shares of Common Stock as to which the Holder has shared dispositive power and only non-discretionary voting power (as defined in SEC Rule 13d-3(d)(2)), with no “direct pecuniary interest” or “indirect pecuniary interest” (as defined under SEC Rule 16a-1(a)) therein, shall be excluded from the calculation of such beneficial ownership; or (ii) if the Shares are being acquired or held with a purpose or effect of changing or influencing control of the Company, or in connection with or as a participant in any transaction having that purpose or effect, as determined in the sole discretion of the board of directors of the Company.

9.                                      DEFAULT AND REMEDIES

9.1      Events of a Default.  An “Event of Default” shall occur if:

(1)           the Company defaults in the payment of any interest on any Note (which is not being paid in kind pursuant to Section 2.8) when the same becomes due and payable and the default continues for a period of five days;

(2)           the Company defaults in the payment of any principal of (including, without limitation, premium, if any, on) any Note when the same becomes due and payable (whether at maturity, upon redemption, on a Fundamental Change Repurchase Date or otherwise);

(3)           the Company defaults in the payment of the Fundamental Change Repurchase Price of any Note when the same becomes due and payable;

(4)           any Indebtedness of the Company or any Subsidiary with an aggregate principal amount then outstanding in excess of $1,000,000, whether such Indebtedness now exists or shall hereafter be created, is not paid at final maturity (either at the Maturity Date or upon acceleration thereof), and such Indebtedness is not discharged, or such acceleration is not rescinded or annulled, within a period of 30 days after there shall have been given to the Company by the Holders of a Majority-in-Interest of the Notes a written notice specifying such default and requiring the Company to cause such Indebtedness to be discharged or cause such default to be cured or waived or such acceleration to be rescinded or annulled and stating that such notice is a “Notice of Default” hereunder; or

(5)           the Company, pursuant to or within the meaning of any Bankruptcy Law:

(A)          commences a voluntary case or proceeding;

(B)          consents to the entry of an order for relief against it in an involuntary case or proceeding;

(C)          consents to the appointment of a Custodian of it or for all or substantially all of its property; or

(D)          makes a general assignment for the benefit of its creditors; or

(6)           a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that:

(A)          is for relief against the Company or any Subsidiary in an involuntary case or proceeding;

(B)          appoints a Custodian of the Company or any Subsidiary or for all or substantially all of the property of the Company (on a consolidated basis); or

(C)          orders the liquidation of the Company; and in each case the order or decree remains unstayed and in effect for 60 consecutive days;

(7)           the Company’s termination or suspension of its business, or the filing by or against the Company of a petition seeking the liquidation or dissolution of the Company or the commencement of any other procedure to liquidate or dissolve the Company, or the occurrence of any event, condition or circumstances which causes the liquidation or dissolution of the Company, which is not dismissed within 60 days of the date of filing or petition.

The term “Bankruptcy Law” means Title 11 of the United States Code (or any successor thereto) or any similar federal or state law for the relief of debtors.  The term “Custodian” means any receiver, trustee, assignee, liquidator, sequestrator or similar official under any Bankruptcy Law.

9.2      Acceleration.  If an Event of Default (other than an Event of Default specified in clause (5) or (6) of Section 9.1) occurs and is continuing, the Purchasers’ Agent may, by notice to the Company, or the Holders of at least a Majority-in-Interest of the Notes then outstanding may, by notice to the Company, declare all unpaid principal to the date of acceleration on the Notes then outstanding (if not then due and payable) to be due and payable upon any such declaration, and the same shall become and be immediately due and payable.  If an Event of Default specified in clause (5) or (6) of Section 9.1 occurs, all unpaid principal of the Notes then outstanding shall ipso facto become and be immediately due and payable without any declaration or other act on the part of the Purchasers’ Agent or any Holder.  The Holders of a Majority-in-Interest of the Notes then outstanding by notice to the Company may rescind an acceleration and its consequences if (a) all existing Events of Default, other than the nonpayment of the principal of the Notes which has become due solely by such declaration of acceleration, have been cured or waived; (b) to the extent the payment of such interest is lawful, interest (calculated at the rate per annum borne by the Notes) on overdue installments of interest and overdue principal, which has become due otherwise than by such declaration of acceleration, has been paid; and (c) the rescission would not conflict with any judgment or decree of a court of competent jurisdiction.  No such rescission shall affect any subsequent default or impair any right consequent thereto.

9.3      Other Remedies.  If an Event of Default occurs and is continuing, the Holders of at least a Majority-in-Interest of the Notes may, but shall not be obligated to, pursue any available remedy by proceeding at law or in equity to collect the payment of the principal of or interest on the Notes or to enforce the performance of any provision of the Notes or this Agreement.  A delay or omission in exercising any right or remedy accruing upon an Event of Default shall not impair the right or remedy or constitute a waiver of or acquiescence in the Event of Default.  No remedy is exclusive of any other remedy.  All available remedies are cumulative to the extent permitted by law.

9.4      Waiver of Defaults and Events of Default.  Subject to Section 9.6, the Holders of a Majority-in-Interest of the Notes then outstanding by notice to the Company may waive an existing default or Event of Default and its consequence, except a default or Event of Default in the payment of the principal of, premium, if any, or interest on any Note, a failure by the Company to convert any Notes into Shares in accordance with the provisions of the Notes and this Agreement or any default or Event of Default in respect of any provision of this Agreement or the Notes which, under Section 9.6, cannot be modified or amended without the consent of the

Holder of each Note affected.  When a default or Event of Default is waived, it is cured and ceases.

9.5      Limitations on Suits.  A Holder may not pursue any remedy with respect to this Agreement or the Notes (except actions for payment of overdue principal or interest or for the conversion of the Notes pursuant to Section 4) unless:

(1)           the Holder gives to the Company written notice of a continuing Event of Default; and

(2)           the Holders of at least 25% in aggregate principal amount of the then outstanding Notes make a written request to the Purchasers’ Agent to pursue the remedy.

A Holder may not use this Agreement to prejudice the rights of another Holder or to obtain a preference or priority over such other Holder.

9.6      Rights of Holders to Receive Payment and to Convert.  Notwithstanding any other provisions of this Agreement other than Section 9.2 and Section 9.4, the right of any Holder of a Note to receive payment of the principal of and interest on the Note, on or after the respective due dates expressed in the Note and this Agreement, to convert such Note in accordance with Section 4 and to bring suit for the enforcement of any such payment on or after such respective dates or the right to convert, is absolute and unconditional and shall not be impaired or affected without the consent of the Holder.

10.                               CONDITIONS TO CLOSING

10.1    Conditions to Closing of the Purchasers.  Each Purchaser’s obligations to purchase and/or acquire the Notes at the Closing shall be subject to the fulfillment of the following conditions, any one or more of which may be waived by each Purchaser in its sole discretion:

(a)           Approvals.  The receipt of any necessary approval of the Loan Documents and the transactions contemplated thereby, including from the board of directors of the Company.

(b)           Representations and Warranties.  The representations and warranties made by the Company in Section 5 shall be true and correct when made and on the Closing Date.

(c)           Performance.  All covenants, agreements and conditions contained in this Agreement to be performed by the Company on or prior to the Closing Date shall have been performed or complied with in all material respects.

(d)           Compliance with Securities Laws.  The Company shall have obtained all necessary permits and qualifications, or have the availability of exemptions therefrom, required by any applicable jurisdiction for the offer and issuance of the Notes.

(e)           Compliance Certificate.  The Company shall have delivered to the Purchasers’ Agent a certificate in a form satisfactory to the Purchasers’ Agent, executed by the

Chief Executive Officer and Chief Financial Officer of the Company, dated as of the Closing Date, and certifying, among other things, to the fulfillment of the conditions specified in Section 10.1 of this Agreement.

10.2    Conditions to Closing of the Company.  The Company’s obligation to issue the Notes at the Closing shall be subject to the fulfillment of the following conditions, any one or more of which may be waived by the Company in its sole discretion:

(a)           Payment of Consideration, Delivery of Signature Pages.  Each of the Purchasers shall have delivered to the Company the Purchase Price for the Notes to be subscribed for by such Purchaser at the Closing, and the Purchasers’ Agent and each Purchaser shall have delivered to the Company signature pages to each of the Loan Documents to be signed by the Purchaser and the Purchasers’ Agent.

(b)           Compliance With Securities Laws.  The Company shall have obtained all necessary permits and qualifications, or have the availability of exemptions therefrom required by any jurisdiction for the offer of and subscription for the Notes.

11.                               APPOINTMENT OF PURCHASERS’ AGENT

11.1    Appointment Joint Action.  Each Purchaser hereby irrevocably appoints and authorizes the Purchasers’ Agent to act as its agent under this Agreement and the other Loan Documents with such powers as are specifically delegated to the Purchasers’ Agent by the terms of such Loan Documents, together with such other powers as are reasonably incidental to such powers.

11.2    Duties.  The Purchasers’ Agent: (a) shall have no duties or responsibilities except those expressly set forth in the Loan Documents, and shall not by reason of any Loan Document be a trustee for any Purchaser; (b) shall not be responsible to the Purchasers for any recitals, statements, representations or warranties contained in any Loan Document, or in any certificate or other document referred to or provided for in, or received by any of them under, any Loan Document, or for the value, validity, effectiveness, genuineness, enforceability or sufficiency or any Loan Document or any other document referred to or provided for in any Loan Document or for any failure by the Company or any other person or entity to perform any of its Obligations under any Loan Document (c) shall not be required to initiate or conduct any litigation or collection proceedings under any Loan Document; and (d) shall not be responsible for any action taken or omitted to be taken by it under any Loan Document or under any other document or instrument referred to or provided for in any Loan Document or in connection with any Loan Document.

11.3    Reliance by Purchasers’ Agent.  The Purchasers’ Agent shall be entitled to rely upon any certification, notice or other communication (including any made by telephone, electronic facsimile transmission, and electronic mail message) believed by it to be genuine and correct and to have been signed or sent by or on behalf of the proper person or entity, and upon advice and statements of legal counsel, independent accountants and other experts selected by the Purchasers’ Agent.  As to any matters not expressly provided for by any Loan Document, the Purchasers’ Agent shall in all cases be fully protected in acting, or in refraining from acting, under any Loan Document in accordance with instructions given by the Majority-in-Interest of the Notes or all of the Purchasers as is required in such circumstance, and such instructions of such Purchasers and any action taken or failure to act pursuant to such instructions shall be binding on all of the Purchasers.

11.4                                    Indemnification.  The Purchasers agree to indemnify the Purchasers’ Agent ratably in proportion to their respective amounts of Note principal as set forth in Exhibit A, for any and all loss, liabilities, damages or expenses incurred by any of them in connection with or by reason of any actual or threatened investigation, litigation or other proceedings (including any such investigation, litigation or other proceedings between the Purchasers’ Agent and any Purchaser) relating to the extensions of credit under, and the transactions contemplated by, the Loan Documents or any actual or proposed use by the Company of the proceeds of any such extensions of credit, including the reasonable fees and disbursements of counsel incurred in connection with any such investigation, litigation or other proceedings.

11.5                                    Resignation or Removal of Purchasers’ Agent.  Subject to the- appointment and acceptance of a successor Purchasers’ Agent as provided below, the Purchasers’ Agent may resign at any time by notice to the Purchasers and the Company, and either Purchasers’ Agent may be removed at any time with or without cause by the Majority-in-Interest of the Notes.  Upon any such resignation or removal, the Purchasers shall have the right to appoint a successor Purchasers’ Agent.  If no successor Purchasers’ Agent shall have been so appointed by the Purchasers and shall have accepted such appointment within 30 days after the retiring Purchasers’ Agent’s giving of notice of resignation or the Majority-in-Interest of the Notes removal of the retiring Purchasers’ Agent, then the retiring Purchasers’ Agent may, on behalf of the Purchasers, appoint a successor Purchasers’ Agent, provided that any such successor Purchasers’ Agent must be a Purchaser.  Upon the acceptance of any appointment as Purchasers’ Agent by a successor Purchasers’ Agent, such successor Purchasers’ Agent shall thereupon succeed to and become vested with all the rights, remedies, powers, privileges, duties and obligations of the retiring Purchasers’ Agent, and the retiring Purchasers’ Agent shall be discharged from its duties and obligations under this Agreement and the other Loan Documents.  After any retiring Purchasers’ Agent’s resignation or removal as Purchasers’ Agent, the provisions of this Section 11 shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was acting as Purchasers’ Agent

12.                               MISCELLANEOUS

12.1                                    Governing Law.  This Agreement shall be governed by and construed under the laws of the state of New York, without reference to its principles of conflicts of laws.

12.2                                    Survival.  The representations, warranties, covenants and agreements made herein shall survive the closing of the transactions contemplated hereby.

12.3                                    Successors and Assigns.  Except as otherwise provided herein, the provisions hereof shall inure to the benefit of, and be binding upon, the successors, assigns, heirs, executors and administrators of the parties hereto.

12.4                                    Entire Agreement; Amendment.  This Agreement, together with all other Loan Documents, and the other documents delivered pursuant hereto, constitute the full and entire understanding and agreement between the parties with regard to the subjects hereof and thereof and supersedes all agreements, including in its entirety prior agreements, representations, warranties, commitments, whether written or oral, prior to the date hereof, and no party shall be liable or bound to any other party in any manner by any warranties, representations or covenants except as specifically set forth herein or therein.  Any term of this Agreement may be amended or waived only with the written consent of the Company and Purchasers’ Agent.  Any amendment or waiver effected with this paragraph shall be binding upon each holder of Notes then outstanding, each future holder of all such Notes, Purchasers’ Agent and the Company.

12.5                                    Notices, Etc.  All notices and other communications required or permitted hereunder shall be in writing, shall be effective when given, and shall in any event be deemed to be given upon receipt or, if earlier, (a) three (3) days after deposit with the U.S. Postal Service or other applicable postal service, if delivered by first class mail, postage prepaid, (b) upon delivery, if delivered by hand or transmitted via facsimile (confirmed by letter sent by first class mail, postage prepaid with the U.S. Postal Service), or (c) one (1) business day after the business day of deposit with an international overnight express courier, freight prepaid and shall be addressed (i) if to the Company, at the address set forth below, (ii) if to the Purchaser’s Agent, at the address set forth below (iii) if to a Purchaser, at such Purchaser’s address set forth on Exhibit A, or (iv) at such other address as any party may designate by no less than ten days’ advance written notice to the other parties pursuant to the provisions above.

If to Company:	MoSys, Inc.
3301 Olcott Street
Santa Clara, CA 95054
Fax: (408) 418-7501
Attention: Chief Financial Officer

If to Purchasers’ Agent:	Ingalls & Snyder LLC
1325 Avenue of the Americas
New York, NY 10019
Fax: (212) 269-7893
Attention: Thomas Boucher

12.6                                    Delay or Omissions.  Except as expressly provided herein, no delay or omission to exercise any right, power or remedy accruing to any holder of any Notes, upon any breach or default of the Company under this Agreement, shall impair any such right, power or remedy of such holder nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or in any similar breach or default thereafter occurring; not shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring.  Any waiver, permit, consent or approval of any kind or character on the part of any holder of any breach or default under this Agreement, or any waiver on the part of any holder of any provisions or conditions of this agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing.

12.7                                    Severability.  In the event that any provision of this Agreement becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Agreement shall continue in full force and effect without said provision; provided that no such severability shall be effective if it materially changes the economic benefit of this Agreement to any party.

12.8                                    Attorneys’ Fees.  If any action at law or in equity is necessary to enforce or interpret the terms of this Agreement, the prevailing party shall be entitled to reasonable attorneys’ fees, costs and necessary disbursements in addition to any other relief to which such party may be entitled.

12.9                                    Counterparts.  This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument, and any of the parties to this Agreement may execute this Agreement by signing any such counterpart.  One or more counterparts may be delivered by electronic mail or facsimile transmission; any such counterpart shall have the same force and effect as an original and’ shall constitute an effective, binding agreement on the part of each of the undersigned.

12.10                             Confidentiality.  Each Purchaser agrees that the terms of this Agreement and all material information about the Company provided to such Purchaser at any time pursuant to any of the Loan Documents is confidential and shall be treated as confidential by the Purchaser and not disclosed to any Person or used by such Purchaser unless and until disclosed publicly by the Company in a registration statement or report filed with the SEC, or otherwise.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed and delivered as of the day and year first above written.

COMPANY:

MOSYS, INC.
By:
Name:
Title:

PURCHASERS’ AGENT:

INGALLS & SNYDER LLC
By:
Name:
Title:

PURCHASER:

Per attached counterpart Purchaser signature pages

MoSys, Inc.

10% Senior Secured Convertible Note

Purchaser Signature Page

The undersigned Purchaser hereby executes this Agreement as of the Effective Date specified therein and agrees to be bound by the same.

Instructions:  Please sign where indicated below and complete the information requested at the bottom of the page regarding your investment.

(Individual Purchasers sign below)	(Investing entities sign below)

Exact Legal Name
of Entity:
Print Purchaser’s name below:
By:

Print name of authorized signature below:

Title:

Address to which	Address to which
notices may be sent	notices may be sent
to Purchaser:	to Purchaser:

Fax:	Fax:
Email:	Email:
Tax ID Number:

EXHIBIT A

SCHEDULE OF PURCHASERS

Name	Address	Note Principal Amount
Ingalls & Snyder LLC	1325 Avenue of the Americas New York, NY 10019